United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2008

Toro Ventures Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51974	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 106 - 2820 Elliot Ave.

Seattle, WA

98121

(Address of principal executive offices with zip code)

202.686.1757

(Registrant's telephone number, including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 452 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

_______________________________________________________________________________________________________________________________________________

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As previously reported on February 13, 2008, Mr. Yan Liu resigned as President, Chief Executive Officer, Principal Accounting Officer, Secretary, and Treasurer of the Company effective as of February 23, 2008, and, on such date, Mr. Frederick Graham Jr. was appointed as the Company's President, Chief Executive Officer, Principal Accounting Officer, Secretary and Treasurer.

In addition thereto, on February 23, 2008, Mr. Yan Liu resigned as the Company's sole director and appointed Mr. Frederick Graham Jr. to fill the vacancy result there from with immediate effect. As a result, the Board of Directors now consist solely of Mr. Frederick Graham Jr.

Mr. Graham has a strong track record of guiding startup companies through angel financing to mezzanine levels. He has over 25 years of experience working in a management role in early stage companies. Some of his experiences include co-founding and leading a junior Paper Recycling Company in downtown Chicago to be a supplier for Waste Management, Inc and negotiated a 55-ton per day contract with Bergstrom papers. Mr. Graham also successfully lead a turnaround of a $50 million Washington Real Estate group out of Chapter 11 securing investment through Hong Kong.

It anticipated that Mr. Graham will receive a salary of approximately $2,000 per month for his services as the Company's sole officer and a director.

There are no family relationships between Mr. Graham and any of the previous executive officers or directors of the Company. There have been no transactions during the Company's last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Graham had, or will have, a direct or indirect material interest.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Registrant: Toro Ventures Inc.

Signed: /s/ __________________

Name: Frederick Graham

Title: President and Chief Executive Officer

Date: February 28, 2008